Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8, No. 333-194018) of our report dated March 17, 2014, with respect to the consolidated financial statements of Summit Financial Services Group, Inc., and subsidiaries, as of December 31, 2013 and 2012 and for each of the years in the two-year period ended December 31, 2013, which is contained in the definitive Information Statement on Schedule 14C filed with the Securities and Exchange Commission by RCS Capital Corporation on June 11, 2014.

/s/ Moore Stephens Lovelace, P. A.

June 18, 2014